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                                             November 15, 2001


ACM Income Fund, Inc.
1345 Avenue of the Americas
New York, New York  10105

                      ACM Income Fund, Inc.
               Registration Statement on Form N-2,
                      (File No. 333-71128)
Dear Sirs:

         We are acting as counsel for ACM Income Fund, Inc., a Maryland corporation (the Fund), in connection with the registration under the Securities Act of 1933 of 68,753,515 shares of the Funds common stock, par value $.01 per share (the "Common Stock"), consisting of (a) 55,002,812 primary subscription shares proposed to be issued pursuant to the exercise of non-transferable rights to purchase Common Stock to be distributed to the Funds shareholders in accordance with the Fund's Registration Statement on Form N-2 (Securities and Exchange Commission File No. 333-71128) (the "Rights") in which this opinion letter is included as Exhibit (l)(1) (the "Registration Statement"), and (b) an additional 13,750,703 over-subscription shares, which, subject to authorization by the Pricing Committee of the Board of Directors of the Fund, also may be issued pursuant to the exercise of the Rights.

         As counsel for the Fund, we have participated in the preparation of the Registration Statement and the form of subscription certificate relating to the exercise of the Rights and have examined and relied upon such corporate records of the Fund and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinions expressed herein. On the basis of a Certificate of the Secretary of the Fund to the effect that the Fund has no knowledge of any "Principal Shareholder" as defined in Article Seventh of the charter of the Fund.

         Based on the foregoing, we are of the opinion that:

         (i) the primary subscription shares of Common Stock have been duly authorized, and when the primary subscription shares have been sold, issued and paid for upon the exercise of the Rights as contemplated by the Registration Statement, the primary subscription shares will have been validly issued, and will be fully paid and nonassessable under Maryland law; and




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        (ii)   when the Pricing Committee of the Board of
               Directors has authorized the issuance of the over-subscription shares pursuant to authority delegated to it by the Board of Directors of the Fund, the over-subscription shares of Common Stock will have been duly authorized and, when such over-subscription shares have been sold, issued and paid for upon exercise of the Rights as contemplated by the Registration Statement, such over-subscription shares will have been validly authorized and issued and will be fully paid and nonassessable under Maryland law.

         As to the matters of Maryland law contained in the foregoing opinion, we have relied upon the opinion of Ballard
Spahr Andrews & Ingersoll, LLP of Baltimore, Maryland, dated
November 15, 2001, a copy of which is included in the Registration Statement as Exhibit (l)(2).

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,



                                       /s/ Seward & Kissel LLP
                                       -----------------------
                                       Seward & Kissel LLP



















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